As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2518457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9119 Gaither Road Gaithersburg, MD	20877
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan, as amended

2018 Equity Incentive Plan, as amended

2021 Equity Incentive Plan

(Full title of the plans)

Scott Carmer

Chief Executive Officer

NexImmune, Inc.

9119 Gaither Road

Gaithersburg, MD 20877

(301) 825-9810

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John T. Rudy, Esq. John P. Condon, Esq. Matthew T. Simpson, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	John Trainer Chief Financial Officer NexImmune 9119 Gaither Road Gaithersburg, MD 20877 (301) 825-9810

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2017 Equity Incentive Plan, as amended Common Stock, $0.0001 par value per share	509,605 shares(2)	$2.43(6)	$1,238,340(6)	$136
2018 Equity Incentive Plan, as amended Common Stock, $0.0001 par value per share	1,543,089 shares(3)	$3.67(7)	$5,663,137(7)	$618
2021 Equity Incentive Plan, as amended Common Stock, $0.0001 par value per share	2,757,241 shares(4)	$22.93(5)	$63,223,563(5)	$6,898

(1)

The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of NexImmune, Inc. (the “Registrant”) consists of the aggregate number of shares which may be sold (i) upon the exercise of options or issuance of stock-based awards which have been granted under the Registrant’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”), the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”) and the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), and (ii) upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the Plan. The maximum number of shares which may be sold upon the exercise of such options or issuance of such shares or stock-based awards under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2017 Plan. No additional stock awards will be granted under the 2017 Plan and the shares remaining available for the grant of future stock awards under the 2017 Plan, plus any shares underlying then-outstanding stock awards granted under the 2017 Plan that expire or terminate for any reason prior to exercise or settlement, or are forfeited because of the failure to meet a contingency or condition required to vest such shares, or otherwise return to the Registrant or are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (such shares, the “2017 Plan Returning Shares”), will become available for the grant of stock awards under the 2021 Plan.

(3)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2018 Plan. No additional stock awards will be granted under the 2018 Plan and the shares remaining available for the grant of future stock awards under the 2018 Plan, plus any shares underlying then-outstanding stock awards granted under the 2018 Plan that expire or terminate for any reason prior to exercise or settlement, or are forfeited because of the failure to meet a contingency or condition required to vest such shares, or otherwise return to the Registrant or are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (such shares, the “2018 Plan Returning Shares”), will become available for the grant of stock awards under the 2021 Plan.

(4)

Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2021 plan, which includes 266,566 shares of common stock previously reserved for issuance pursuant to future awards under the 2017 Plan and 2018 Plan. The 2021 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1st of each calendar year, beginning January 1, 2022. The number of shares added each year will be equal to the lesser of: (a) 5% of the total number of shares of common stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for shares issuable upon the exercise of outstanding options granted under the Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares of unvested restricted stock issued under the Plan and shares reserved for future grant or issuance under the Plan are based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Market as of a date (February 23, 2021) within five business days prior to filing this Registration Statement.

(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 509,605 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2017 Plan and 2018 Plan are calculated using a weighted average exercise price of $2.43 per share based on exercise prices for such outstanding stock options ranging from $2.41 to $2.58 per share.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,543,089 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2018 Plan are calculated using a weighted average exercise price of $3.67 per share based on exercise prices for such outstanding stock options ranging from $2.58 to $5.17 per share.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)     the Registrant’s Prospectus dated February 11, 2021 filed with the Commission on February 16, 2021 pursuant to Rule 424(b) of the Securities Act in connection with the Registrant’s Registration Statement on Form S-1 originally filed on January 19, 2021 (No. 333-252220) which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed, and the registration statement on Form S-1 (File No. 333-253021) filed pursuant to Rule 462(b) of the Securities Act filed on February 11, 2021;

(b)     the Registrant’s Current Report on Form 8-K filed on February 18, 2021 (in each case, except for information contained therein which is furnished rather than filed); and

(c)    the description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40045) filed with the Commission on February 9, 2021, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents (the “Incorporated Documents”).

Any statement contained herein or in any Incorporated Document shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our Sixth Amended and Restated Certificate of Incorporation, or the Charter, provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Amended and Restated Bylaws, or the Bylaws, provide that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article VII, Section 2 of the Bylaws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, the Bylaws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or Bylaws, agreement, vote of stockholders or otherwise. Furthermore, Article VII, Section 5 of the Bylaws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and Bylaws.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Form of Common Stock Certificate of the Registrant	Form S-1 (Exhibit 4.1)	02/8/2021	333-252220

4.2	Sixth Amended and Restated Certificate of Incorporation of the Registrant	Form 8-K (Exhibit 3.1)	02/18/2021	001-40045

4.3	Amended and Restated Bylaws of the Registrant	Form 8-K (Exhibit 3.2)	02/18/2021	001-40045

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of EisnerAmper LLP

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page to this Registration Statement)

99.1	NexImmune 2021 Equity Incentive Plan and forms of award agreements thereunder	Form S-1 (Exhibits 10.4.1 and 10.4.2 )	02/08/2021	333-252220

99.2	NexImmune 2017 Equity Incentive Plan and forms of award agreements thereunder	Form S-1 (Exhibits 10.2.1 and 10.2.2 )	02/08/2021	333-252220

99.3	NexImmune 2018 Equity Incentive Plan and forms of award agreements thereunder	Form S-1 (Exhibits 10.3.1 and 10.3.2	02/08/2021	333-252220

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, Maryland on the 25th day of February, 2021.

NEXIMMUNE, INC.

By:	/s/ Scott Carmer
Scott Carmer
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the directors and officers of NexImmune, Inc. whose signature appears below hereby severally constitutes and appoints Scott Carmer and John Trainer, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of NexImmune, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Carmer	President, Chief Executive Officer and Director (principal executive officer)	February 25, 2021
Scott Carmer

/s/ John Trainer	Chief Financial Officer (principal accounting officer and principal financial officer)	February 25, 2021
John Trainer, M.B.A.

/s/ Sol Barer	Chairman of the Board of Directors	February 25, 2021
Sol J. Barer, Ph.D.

/s/ Alan S. Roemer	Director	February 25, 2021
Alan S. Roemer, M.B.A., M.P.H

/s/ Tim Bertram	Director	February 25, 2021
Tim Bertram, Ph.D.

/s/ Paul D’Angio	Director	February 25, 2021
Paul D’Angio, R.P.H., M.S.J.

/s/ Zhengbin (Bing) Yao	Director	February 25, 2021
Zhengbin (Bing) Yao, Ph.D.

/s/ Grant Verstandig	Director	February 25, 2021
Grant Verstandig